Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 27th day of October, 2010 (the “Effective Date”), by and between Ventas, Inc., a Delaware corporation (the “Company”), and John D. Cobb (the “Employee”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Employee as Senior Vice President and Chief Investment Officer; and
WHEREAS, the Company and the Employee desire to enter into this Agreement as of the Effective Date.
NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:
1.EMPLOYMENT. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company as of November 15, 2010 (the “Start Date”) on the terms and conditions herein set forth.

2.DUTIES. The Company hereby employs Employee and Employee hereby accepts employment with the Company as Senior Vice President and Chief Investment Officer. Employee shall have the title, status, responsibilities and duties of such positions as designated from time to time by the Company. Employee shall report to the Executive Vice President of the Company.

3.EXTENT OF SERVICES. So long as Employee is employed by the Company, Employee shall devote his working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the preceding sentence, but subject to the Company's internal policies and procedures, Employee shall be permitted, to the extent such activities do not adversely affect the ability of Employee to perform fully his duties and responsibilities under this Agreement, to serve on civic or charitable boards or committees.

4.COMPENSATION. As compensation for services rendered while employed by the Company, Employee shall receive:

(a)Base Salary. A base salary at a rate of three hundred twenty-five thousand dollars ($325,000) per year. Employee's base salary shall be payable in installments in accordance with the Company's normal payroll procedures in effect from time to time. The term “Base Salary” for purposes of this Agreement shall refer to Employee's base salary annualized, as same may be changed from time to time.

(b)Annual Bonus. In addition to Base Salary, for the calendar year 2010 and thereafter, Employee shall be eligible to receive an annual cash bonus (“Annual Bonus”) of up to one hundred ten percent (110%) of Base Salary, as senior management of the Company may determine in its discretion.

(c)Long-Term Incentive. Employee shall be eligible for such long term incentive compensation as senior management of the Company or the Executive Compensation Committee, as from time to time applicable, may determine at its discretion.

(d)One Time Equity Grant. Employee shall receive a one time equity grant of restricted shares valued at $300,000 on the Start Date (the number of shares to be determined on the date of grant) which shall vest as follows: one-third (1/3) on the third year anniversary of the grant date, one-third (1/3) on the fourth year anniversary of the grant date and one-third (1/3) on the fifth year anniversary of the grant date, vesting one hundred percent (100%) on the fifth year anniversary of the Start Date and subject to the terms of the restricted stock agreement.

5.BENEFITS.

(a)Employee shall be entitled to participate in any 401(k) plan, medical, dental, disability and group life insurance and fringe benefit plans from time to time in effect for employees generally of the Company and its affiliates in accordance with the terms and conditions thereof.

(b)Employee shall be entitled to paid time off in a calendar year in accordance with the Company's paid time off policy or program in effect from time to time, at a time or times mutually agreed between Employee and the Executive Vice President.

(c)Employee may incur reasonable expenses for promoting the Company's business and expenses for entertainment, travel, cellular telephone and similar items related thereto. The Company shall reimburse Employee for all such reasonable expenses subject to the Company's reimbursement procedures and policies regarding such expenses.

(d)Employee's principal place of employment shall be the Company's office in Chicago, Illinois, provided, however, that Employee shall, as directed by the Company, travel from time to time to the Company's other office locations, including the Company's office in Louisville, Kentucky. The Company shall pay or promptly reimburse Employee for (i) reasonable travel expenses incurred by Employee to travel to and from the Louisville area and (ii) reasonable expenses for temporary lodging incurred by Employee while in the Louisville area. Employee shall comply with the Company's policies and procedures regarding the reporting and documentation for reimbursement of all such travel and lodging expenses.

(e)Employee acknowledges that any of the Company's compensation or benefit plans may be amended, changed or terminated from time to time in the sole discretion of the Company.

6.TERMINATION OF EMPLOYMENT. Subject to the provisions of Section 7, the Company may terminate Employee's employment at any time for any reason whatsoever or for no reason and with or without cause. Employee acknowledges and agrees that his employment with the Company is terminable at the will of the Company without any obligation except as may be expressly provided in Section 7.

7.OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)Following any termination of Employee's employment hereunder for any reason whatsoever, the Company shall pay Employee the portion of his Base Salary that relates to the period through the date of termination, accrued but unused paid time off and reimbursable expenses incurred but not yet reimbursed through date of termination and all amounts owed to Employee pursuant to the terms and conditions of the benefit plans, programs and arrangements of the Company at the time such payments are due.

(b)If the Company shall terminate Employee's employment other than for Cause (as defined below) or the Employee shall terminate his employment for Good Reason (as defined below), subject to Employee's execution and delivery to the Company of a general release of claims within sixty (60) days of such termination in form reasonably determined by the Company (the “Release”), the Company shall pay to the Employee not later than the tenth (10th) business day after his execution and delivery of the Release, in cash in one lump sum, an amount equal to Employee's Base Salary in effect on the date of his termination of employment.

(c)For purposes of this Section 7, “Cause” shall mean the Employee's (i) indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach by Employee of his duties and responsibilities; (iii) willful or intentional material misconduct by Employee in the performance of his duties under this Agreement; (iv) material breach of the representation under Section 9 of this Agreement; or (v) willful or intentional failure to comply with any lawful instruction or directive of senior management of the Company.

(d)For purposes of this Section 7 “Good Reason” shall exist upon the occurrence, without Employee's express written consent, of any of the following events:

(i)a material diminution in Employee's position, authority or duties (including the assignment to Employee of any duties materially and adversely inconsistent with Employee's position, authority or duties hereunder), excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii)the Company shall materially reduce (other than pursuant to a uniform reduction applicable to other similarly situated employees of the Company) the Base Salary or bonus opportunity of Employee;

(iii)the Company shall relocate its Chicago, Illinois business office to any location more than 30 miles from its Chicago, Illinois location on the Effective Date; or

(iv)the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 11(c);

which in each case is not cured within thirty (30) days after written notice from Employee to the Company setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording an opportunity to cure. Any termination of employment by the Employee for Good Reason shall be communicated to the Company by written notice in accordance with this Agreement. The Employee must deliver to the Company the Notice of Termination not later than ninety (90) days after the Employee has actual knowledge of an act or omission which constitutes Good Reason. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable cure period, the Separation from Service (as defined below) must occur, if at all, within six (6) months following the end of such cure period in order for such termination as a result of such condition to constitute a termination for Good Reason.

8.RESTRICTIVE COVENANTS.

(a)Confidentiality.

(i)Employee shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about his employment with the Company, the terms of this Agreement, the termination of his employment with the Company, the Company's businesses or affairs, the Company's officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

(ii)Employee acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or perspective tenants and customers, business partners and customers, (including without limitation information protected by the Company's attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company's strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers' purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants and customers; requirements for systems, programs, machines, or their equipment; information regarding the Company's bank accounts, credit agreement or financial projections information; information regarding the Company's directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged (“Confidential Information”). “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (B) was available to Employee on a non-confidential basis prior to the date hereof, or (C) is compelled or required to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and Employee cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Employee shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Employee or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b)Noncompetition, Nonsolicitation, Noninterference. Employee shall not during his employment with the Company, and during the six-month period after the termination of Employee's employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

(i)hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any subsidiary of the Company, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section 8(b)(i) shall, however, restrict Employee from general employment advertising on a broad basis not targeted at or designed for any such employee;

(ii)causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any subsidiary of the Company to terminate his or his relationship with the Company or any subsidiary; or

(iii)soliciting, enticing away, or endeavoring to entice away from the Company or any subsidiary of the Company, or otherwise interfering with any employee, customer, tenant, financial partner, vendor, supplier or other similar business relation, who at any time during the Restricted Period, to the Employee's knowledge, maintained a material business relationship with the Company or any subsidiary of the Company or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Employee's termination of employment with the Company.

(iv)Performing services as an employee, director, officer, consultant, independent contractor or advisor, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any healthcare REIT (real estate investment trust) or any person which owns in excess of five percent of the issued and outstanding equity interest of a healthcare REIT, or any other company, entity or person that directly and materially competes with the Company anywhere in the United States. Nothing in this Section (iv) shall, however, restrict Employee from (A) making an investment in and owning up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Employee the right or ability to control or influence the policy decisions of any direct competitor, or (B) except as provided in Section 8(c) below, performing services as an employee, director, officer, consultant, independent contractor, or advisor in an operating company which provides healthcare services or goods other than leasing or financing of real property (for example, a hospital or a nursing facility).

(c)Other Prohibited Activities. Employee acknowledges that his position at the Company provides him with access to highly sensitive information concerning the Company's operators, tenants, managers, lessees and their affiliates and the Company's contracts with such operators, tenants, managers, lessees and their affiliates which are critical to the Company's ability to effectively function and to the properties to be purchased by the Company, and that if Employee were to provide services for such operators, tenants, managers, lessees and/or their affiliates such services would cause irreparable damages to the Company. Employee shall not during the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: (i) performing services as an employee, director, officer, consultant, independent contractor or advisor to, or (ii) investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to, any company or entity, or any of its parent, sister, subsidiary or affiliated entities in any manner, including as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise of any Person that is then in an existing operator, tenant, lessor or manager relationship with the Company, or any of its affiliates. Nothing in this Section (c) shall, however, restrict the Employee from making an investment in and owning, directly or indirectly, up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Employee the right or ability to control or influence the policy decisions of any direct competitor.

(d)Non-Disparagement.

(i)Except as may be required by rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 or other comparable professional ethical obligations, Employee agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Employee's employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii)Nothing herein shall be deemed to preclude Employee or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings or otherwise complying with any applicable law or regulation.

(e)New Employer. During the Restricted Period, Employee shall provide the terms and conditions of this Section 8 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Employee's compliance with this Section 8 and shall provide the Company with such information as it reasonably requests to allow such inquiry.

(f)Reasonableness of Restrictive Covenants.

(i)Employee acknowledges that the covenants contained in this Section 8 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

(ii)The Company has, and the Employee has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Employee acknowledges that his observance of the covenants contained herein will not deprive Employee of the ability to earn a livelihood or to support his dependents.

(g)Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 8, Employee and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Employee were to breach any of his obligations hereunder. Employee acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Employee agrees that if he breaches any of the provisions of Section 8, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 8, and Employee hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(h)Assistance. During the one hundred eighty (180) calendar days following a termination of Employee's employment with the Company, Employee shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of Employee and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Employee shall agree to also make himself available to assist the Company with transition of Employee's duties to his successor and addressing ongoing issues and problems. In any such instance, Employee shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Employee and which do not unreasonably interfere with Employee's business or personal activities. If and to the extent that the Company shall require Employee to render assistance pursuant to this Section 8(h), the Company shall pay the Employee $100 per hour for such services. The Company shall reimburse Employee's reasonable out-of pocket costs and expenses in connection with such assistance and cooperation upon Employee's written request in such form and containing such information as the Company shall reasonably request.

9.NO CONFLICTING AGREEMENTS. Employee represents and warrants that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Employer during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

10.DISPUTES. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration, the non-prevailing party shall pay the prevailing party's costs, legal fees and other expenses respecting such arbitration.

11.SUCCESSORS.

(a)This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which

Employee's services are principally performed, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.OTHER SEVERANCE BENEFITS. Employee hereby agrees that in consideration for and subject to the receipt of the payments to be received under this Agreement, Employee waives any and all rights to any payments or benefits under any other plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, except as provided in this Agreement and except as may be provided for in equity grants to the Employee under any equity compensation plan or program of the Company or any 401(k) plan.

13.WITHHOLDING. The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Agreement.

14.NO MITIGATION. Employee shall have no duty to mitigate his damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder, shall not be reduced or offset by any such compensation.

15.NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered by telephone facsimile transmission personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:

If to Employee:
John D. Cobb
at the most recent address on file with the Company
If to Company:
Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, KY 40223
Attn: General Counsel

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.
16.WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Agreement is found to be invalid or unenforceable it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

17.ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including all agreements, letters and term sheets from the Company regarding Employee's employment), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Company.

18.GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

19.HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. All payments pursuant to this Agreement shall be subject to the provisions of this Section 21. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Code Section 409A.

(a)Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a “separation from service” pursuant to Code Section 409A (“Separation from Service”), then, if on the date of the Employee's Separation from Service, the Employee is a Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Employee earlier than the earlier of (i) six (6) months after the Employee's Separation from Service; or (ii) the date of his death. Should this Section 21 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Employee by the Company during such delay period at Employee's expense. Should this Section 21 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 21, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement. For purposes of this Section 21, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than fifty percent (50%) of the average level of services performed by the Employee during the immediately preceding 12-month period.

(b)Reimbursements. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the agreement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A1(b)(9)(v) or otherwise under Code Section 409A.

(c)Release. To the extent that Employee is required to execute and deliver a Release to receive a 409A Payment, and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Employee's Separation from Service, such 409A Payment will be provided upon the 55th day following Employee's Separation from Service provided the Release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 21(c), interest for the delay and the opportunity for Employee to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 21(a). To the extent that Employee is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 21(a), such 409A Payment will be provided as set forth in Section 21(a) provided the Release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. If a Release is required for a 409A Payment and such Release is not executed, delivered and effective by the date six months after the Employee's Separation from Service if such 409A Payment is subject to the limitations set forth in Section 21(a) or the 55th day following Employee's Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 21(a), such 409A Payment shall not be provided to the Employee to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require Employee to provide a Release to the Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A no later than March 7th of the calendar year following the calendar year of the Employee's Separation from Service.

(d)No Acceleration; Separate Payments; Termination of Employment. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Code Section 409A.

(e)Cooperation. If the Company or Employee determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Employee or any other individual to the Company. This Section 21 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC. By: /s/ Raymond J. Lewis Title:Executive Vice President and Chief Investment Officer EMPLOYEE: /s/ John D. Cobb John D. Cobb

APPENDIX A

RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release”) is made as of this ___ day of ______________, _______, by and between Ventas, Inc., a Delaware corporation (the “Company”) and John D. Cobb (“Employee”).
WHEREAS, the Company and Employee entered into an Employment Agreement, dated as of October 27, 2010 (the “Agreement”);
WHEREAS, Employee's employment with the Company has terminated; and
WHEREAS, in connection with the termination of Employee's employment, under the Agreement, Employee is entitled to certain payments and other benefits.
NOW, THEREFORE, in consideration of the payments and other benefits, if any, due Employee under the Agreement (“Severance Payments”), the Company and Employee hereby agree as follows:
1.    Except as specifically provided herein, Employee, for Employee and Employee's heirs, agents, executors, successors, assigns, legal representatives, personal representatives, and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE the Company, its agents, affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims obligations, and demands of every kind and nature whatsoever in law or in equity, known or unknown, which Employee ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, at any time prior to the execution of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Agreement, Employee's employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to the following: claims or demands related to salary, bonuses, commissions, stock, stock options, any other ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker's Benefit Protection Act, 29 U.S.C. § 626(0(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act; any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; claims for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, or breach of the implied covenant of good faith and fair dealing; and any claims for attorneys' fees and costs. This Release does not apply to any claims that cannot be released or waived by law or to claims for the following: payments and benefits to Employee provided for under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant, including, without limitation, any options, stock or other equity awards that are vested (including those that vested as a result of Employee's termination of employment), or payment of any benefits to which Employee may be entitled under a Company sponsored tax qualified retirement or savings plan; any rights of Employee to indemnification under the Certificate of Incorporation or by-laws of the Company, the Agreement or other agreement between Employee and the Company; or any rights of Employee under any directors' and officers' liability insurance policy maintained by the Company. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided to Employee under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.
2.    Employee further agrees and recognizes that Employee has permanently and irrevocably severed Employee's employment relationship with the Company, that Employee shall not seek employment at any time in the future with the Company or any entity with which the Company is consolidated for financial reporting purposes, and that the Company has no obligation to employ Employee in the future.
3.    Employee agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Employee is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release.
4.    The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to the remedy set forth in Section 6(h) or any other remedies, equitable relief will be available in the case of a breach of this Release. It also is agreed that, in the event Employee files a claim against the Company (other than a charge before the EEOC) with respect to a claim released by Employee herein, the Company may withhold, retain, or require reimbursement of the Severance Payments.
5.    The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Employee.
6.    Employee certifies and acknowledges:
(a)    Employee has read the terms of this Release, and Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;
(b)    Employee has signed this Release voluntarily and knowingly in exchange for the Severance Payments and other consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;
(c)    Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Release and Employee has had the opportunity to seek legal counsel in connection with this Release;
(d)    Employee does not waive rights or claims that may arise after the date this Release is executed;
(e)    Employee has been informed that Employee has the right to consider this Release for a period of [21] [45] days from receipt, and Employee has signed on the date indicated below after concluding that this Release is satisfactory to Employee;
(f)    Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Employee concerning the terms or effects of this Release other than those contained herein;
(g)    Employee has not filed a charge, lawsuit or any other claim (and will not hereafter file a charge, lawsuit or any other claim (other than a charge before the EEOC)) against the Company relating to Employee's employment and/or cessation of employment with the Company or otherwise involving facts that occurred on or prior to the date that Employee has signed this Release, other than a lawsuit or claim that the Company has failed to pay Employee the Severance Payments or benefits due under any employee benefit plan or equity plan of the Company in which Employee is a participant; and
(h)    If Employee commences, continues, joins in, or in any other manner attempts to pursue a recovery for any claim released herein against any of the Releasees, or otherwise violates the terms of this Release, (i) Employee will cease to have any further rights to Severance Payments from the Company, and (ii) Employee shall be required to return any Severance Payments made to Employee by the Company (together with interest thereon). A claim that would be expressly permitted by the terms of this Release were it successful will not be deemed a violation of this Release even if such claim is unsuccessful, provided that such claim is made in good faith. In addition, this Release is not intended and does not limit Employee's right to file a charge with or participate in an investigative proceeding of the EEOC.
Employee acknowledges that Employee may later discover facts different from or in addition to those which Employee knows or believes to be true now, and Employee agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
7.    This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.
8.    If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
9.    This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Employee. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.
10.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
11.    This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Kentucky without regard to its choice of law principles.
12.    Employee also understands that Employee has the right to revoke this Release within seven (7) days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice by regular mail and facsimile to the following:
Ventas, Inc.
Sr. Vice President - Human Resources
111 South Wacker Drive, Suite 4800
Chicago, Illinois 60606
Telephone No.: (312) 660-3890
Fax No.: (312) 660-3891
(Signature Page to Follow)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims.

JOHN D. COBB

Date:

VENTAS, INC.
By:
Title:
Date: